Exhibit 3.17.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

UNITED TRANSPORTS, INC.

THIS IS TO CERTIFY:

THAT UNITED TRANSPORTS, INC. is a corporation created by and existing under the laws of the State of Delaware, the resident agent in charge of its principal office in the State of Delaware being THE CORPORATION TRUST COMPANY, 100 West Tenth Street, Wilmington, Delaware;

THAT the Board of Directors of said Corporation did adopt resolutions setting forth proposed amendment to its Certificate of Incorporation, declaring the advisability of such amendment and calling a meeting of stockholders entitled to vote in respect thereof for the consideration of the said amendments;

THAT said meeting of stockholders was duly called and held in accordance with the by-laws of said Corporation and the statutes of the State of Delaware; that at said meeting a vote of the stockholders entitled to vote was taken by ballot for and against the proposed amendment, which vote was conducted in accordance with the law by two judges appointed for that purpose;

THAT the stockholders holding a majority of the stock of the said Corporation entitled to vote upon the amendments voted in favor of the said amendments, and that the said judges made out a certificate accordingly and subscribed and delivered it to the Secretary of the Corporation;

THAT the said amendment is as follows:

That Section “FOURTH” of the Certificate of Incorporation, as previously [ILLEGIBLE], be stricken out and the following inserted in lieu thereof:

“FOURTH. The total number of shares of stock which this Corporation is authorized to issue is ten thousand (10,000) shares, with a per value of Ten Dollars ($10.00) per share, of which one thousand (1,001) shares are Class “A” common stock, and nine thousand (9,000) shares are Class “B” common stock.

“All voting rights shall be vested exclusively in the holders of Class “A” common stock, the right to increase or decrease the authorized stock of any class or classes being specifically reserved to the holders of Class “A” common stock, together with the right to vote on questions of merger, consolidation, or the sale of all or of substantially all of the assets of the Corporation.

“Class “B” common stock shall have and possess no voting power whatsoever.

“Dividends shall be declared and paid upon both Class “A” and Class “B” common stock upon a basis of the combined total number of outstanding shares or both classes of common stock without preference or distinction.

“In the event of a dissolution, liquidation, or partial liquidation of this Corporation, all funds or property available for distribution to its stockholders shall be ratably paid and distributed to and among the holders of the outstanding Class “A” common stock and Class “B” common stock without preference or distinction as to class, and in such event, the basis of such ratable distribution shall be the total number of outstanding shares of both classes.”

THAT the said amendment was duly adopted in accordance with the provisions of Section 20 of the General Corporation Law of the State of Delaware;

THAT the changing of the number of shares of stock which this Corporation is authorized to issue will not reduce the capital of said Corporation, and that the amount of the capital of said Corporation represented by the new shares will be the same as the amount of the capital represented by the shares so changed.

IN WITNESS WHEREOF the said Corporation has caused

this certificate to be made and signed by its President and Assistant Secretary, and its seal to be affixed hereto this 31st day of July, 1941.

UNITED TRANSPORTS, INC.

By:

/s/ Roy G. Woods
Roy G. Woods, President

/s/ Floyd R. Foster
Floyd R. Foster, Ass’t Secretary

[SEAL]

ACKNOWLEDGMENT

STATE OF OKLAHOMA	)
) SS.
COUNTY OF OKLAHOMA	)

BE IT REMEMBERED that on this the 31st day of July, 1941, before me, the subscriber, a Notary Public in and for the State and County aforesaid, personally appeared Roy G. Woode and Floyd R. Foster, President and Ass’t Secretary, respectively, of United Transports, Inc., the corporation mentioned in the foregoing certificate, known to me, and acknowledged said certificate to be his act and deed and the act and deed of the said Corporation, and that the seal thereto affixed was the seal of the said Corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year hereinabove written.

/s/ C. D. Johnson
C. D. Johnson
Notary Public

[SEAL]

My Commission expires	.